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EXHIBIT 12

                             CHECKPOINT SYSTEMS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
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(amounts in thousands)                2005            2004           2003            2002           2001
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
Interest expense (1)             $   2,956      $    8,445     $   13,053      $   18,071     $   23,549

Interest factor in rental
  expense                            5,673           6,871          7,196           5,136          4,400
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(a) Fixed charges, as defined    $   8,629      $   15,316     $   20,249      $   23,207     $   27,949
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Earnings (loss) from continuing
  operations before income
  taxes and minority
  interest plus income from
  an equity investee             $  42,370      $   20,861     $   29,832      $   23,209     $     (754)

Fixed charges                        8,629          15,316         20,249          23,207         27,949

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(b) Earnings, as defined         $  50,999      $   36,177     $   50,081      $   46,416     $   27,195
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(c) Ratio of earnings to fixed
        charges (b / a)               5.9x            2.4x           2.5x            2.0x           1.0x

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(1) Includes amortization of finance costs.


The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. "Earnings" consist of earnings from continuing operations before income taxes and minority interest plus income from an equity method investee plus fixed charges. "Fixed Charges" consist of interest expense plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense).